Exhibit 2.1

Execution Version

AGREEMENT OF SALE AND PURCHASE

BY AND BETWEEN

GASTAR EXPLORATION INC.,

AS SELLER

AND

REVOLUTION RESOURCES, LLC

AS PURCHASER

January 23, 2018

i

EXHIBITS

Exhibit ALeases

Exhibit A-1Wells, Future Wells and Allocated Values

Exhibit A-2Equipment

Exhibit BForm of Conveyance

Exhibit CTransition Services Agreement Term Sheet

SCHEDULES

Schedule 1.2(d)Contracts

Schedule 1.2(e)Surface Contracts

Schedule 1.2(g)Pipelines

Schedule 1.2(h)Surface Fee Interests

Schedule 1.2(i)Real Property

Schedule 1.2(j)Vehicles

Schedule 1.2(k)Spare Parts

Schedule 1.3(d)Excluded Items

Schedule 1.4Overhead Costs

Schedule 3.3	Certain Permitted Encumbrances

Schedule 5.1	Identification of Certain Officers and Employees of Seller and Identification of Certain Officers and Employees of Purchaser

Schedule 5.7(a)Party Proceedings

Schedule 5.7(b)Non-Party Proceedings

Schedule 5.8Taxes

Schedule 5.9Compliance with Laws

Schedule 5.10(a)Contract Matters

Schedule 5.11Hydrocarbon Production Payments

Schedule 5.12Governmental Authorizations

Schedule 5.13Preference Rights and Transfer Requirements

Schedule 5.14Payout Balances

Schedule 5.15Outstanding Capital Commitments

Schedule 5.16Imbalances

Schedule 5.22Additional Wells

Schedule 5.23Notice of Violations of Environmental Laws

Schedule 5.24Accounts Receivable

Schedule 5.25Bonds and Credit Support

Schedule 5.29Motter Pipeline

Schedule 7.6Operation of Business

v

DEFINITIONS

“AAA” means the American Arbitration Association.

“Actual Knowledge” has the meaning set forth in Section 5.1(a).

“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

“Adjustment Period” has the meaning set forth in Section 2.2(a).

“AFE” means authority for expenditure.

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person.  The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.  No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.  For the avoidance of doubt, Affiliates of Seller shall only include its controlled subsidiaries.

“Aggregate Defect Deductible” has the meaning set forth in Section 3.4(i).

“Aggregate Indemnity Deductible” has the meaning set forth in Section 11.4(c).

“Agreed Accounting Firm” has the meaning set forth in Section 9.4(b).

“Agreed Interest Rate” means the rate of interest published in the Wall Street Journal from time to time, as prime rate plus 300 basis points, with adjustments in that rate to be made on the same day as any change in that rate.

“Agreement” means this Agreement of Sale and Purchase.

“Allocated Value” has the meaning set forth in Section 3.4(a).

“Allocation” has the meaning set forth in Section 7.8(d).

“Asset Taxes” means any ad valorem, property, severance, production, sales, use, excise and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding Income Taxes and Transfer Taxes.

“Assets” has the meaning set forth in Section 1.2.

“Assumed Seller Obligations” has the meaning set forth in Section 11.3.

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“Carried Drilling Accounts Receivable” means accounts receivable related to carried drilling costs of co-working interest owners.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Claim Notice” has the meaning set forth in Section 11.4(b).

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 7.1(a).

“Contracts” has the meaning set forth in Section 1.2(d).

“Conveyance” has the meaning set forth in Section 3.1(b).

“COPAS” has the meaning set forth in Section 1.4(b).

“Cure Period” has the meaning set forth in Section 3.4(c)(iii).

“Cut-off Date” has the meaning set forth in Section 9.4(d).

“Defect Escrow Amount” has the meaning set forth in Section 3.4(c)(iii).

“Defensible Title” has the meaning set forth in Section 3.2.

“Deposit” has the meaning set forth in Section 2.1(b).

“DTPA” has the meaning set forth in Section 11.10(a).

“Earned” has the meaning set forth in Section 1.4(b).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Environmental Claim Date” has the meaning set forth in Section 4.3.

“Environmental Defect” has the meaning set forth in Section 4.3.

“Environmental Defect Amount” has the meaning set forth in Section 4.3.

“Environmental Defect Notice” has the meaning set forth in Section 4.3.

“Environmental Laws” means, as the same may have been amended, any federal, state or local law relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq. (“AEA”); and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.  The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities Incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Closing.

“Equipment” has the meaning set forth in Section 1.2(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account to be established pursuant to the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement to be entered into by and among the Parties and the Escrow Agent pursuant to this Agreement.

“Event” has the meaning set forth in definition of Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded Seller Obligations” has the meaning set forth in Section 11.3.

“Final Purchase Price” has the meaning set forth in Section 9.4(b).

“Final Settlement Date” has the meaning set forth in Section 9.4(b).

“Final Settlement Statement” has the meaning set forth in Section 9.4(b).

“Fundamental Representations” has the meaning set forth in Section 11.4(a).

“Future Well” means a well that may be drilled in the future on a Future Well Location, which (for the purposes of determining Defensible Title thereto and any Title Defects associated therewith pursuant to this Agreement) shall be treated as if such well had been drilled and completed and was in existence at or prior to the date of this Agreement.

“Future Well Location” means each drilling location identified on Exhibit A-1, subject to any depth restriction set forth in such Exhibit A-1 with respect to such location.

“GAAP” means generally accepted accounting principles in effect in the United States as amended from time to time.

“Governmental Authorizations” has the meaning set forth in Section 5.12.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body, arbitrator or arbitration panel or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in AEA and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof when released into the environment.

x

“Hedge Contract” means any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” means oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.

“Incurred” has the meaning set forth in Section 1.4(b).

“Indemnified Party” has the meaning set forth in Section 11.7(a).

“Indemnifying Party” has the meaning set forth in Section 11.7(a).

“Independent Expert” has the meaning set forth in Section 4.3.

“Individual Indemnity Threshold” has the meaning set forth in Section 11.4(c).

“Individual Environmental Threshold” has the meaning set forth in Section 4.3.

“Individual Title Threshold” has the meaning set forth in Section 3.4(i).

“Lands” has the meaning set forth in Section 1.2(a).

“Laws” means all statutes, laws, rules, regulations, ordinances, orders, decrees and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(a).

“Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses Incurred in investigating and preparing for or in connection with any Proceeding); however, excluding special, punitive, exemplary, consequential, indirect damages, or loss of profits of any kind except to the extent a party is required to pay such damages to a third party in connection with a matter for which such party is entitled to indemnification under Article 11.

“Lowest Cost Response” means with respect to any Environmental Defect the costs and expenses to resolve such Environmental Defect in the most cost effective manner reasonably available, consistent with Environmental Laws.

“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (each an “Event”) (whether or not (i) foreseeable or known as of the date of this Agreement or (ii) covered by insurance) that has had, or could reasonably be expected to have, a material adverse effect on (i) the ownership, operation or value of the Assets, taken as a whole, or (ii) the ability of Seller or Purchaser to consummate the transactions contemplated hereby.  Excluded from such Events for the purposes of determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur are (A) Events resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (B) Events resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war or terrorist events, (C) Events that affect the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), (D) any effect resulting from a change in Laws or regulatory policies, in each case, of general application and (E) the consequences of drilling and production operations (including but not limited to depletion, the watering out of any Well(s), collapsed casing or sand infiltration of any Well(s), sidetrack drilling operation on any Well(s), drilling results of any Well(s), and the depreciation of personal property due to ordinary wear and tear with respect to the Assets), except, in each case, to the extent the action or omission causing such event constitutes a breach of Section 7.6.

“Material Contract” means:

(i)any Contract that can reasonably be expected to result in aggregate payments by Seller or any Affiliate of Seller of more than $100,000 during the current or any subsequent calendar year;

(ii)any Contract that can reasonably be expected to result in aggregate revenues to Seller or any Affiliate of Seller of more than $100,000 during the current or any subsequent calendar year;

(iii)any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Contract;

(iv)any Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial Contract, in each case, to the extent not released at Closing;

(v)any Contract that constitutes a lease under which Seller or any Affiliate of Seller is the lessor or the lessee of any real or personal property (other than a Lease) which lease (A) cannot be terminated by Seller without penalty upon 30 days or less notice and (B) involves an annual base rental of more than $100,000;

(vi)any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller or any Affiliate of Seller conducts business, including area of mutual interest Contracts;

(vii)any Contract that contains calls upon or options to purchase Hydrocarbon production, or is a dedication of Hydrocarbon production or otherwise requires Hydrocarbon production to be gathered, transported, processed or sold in a particular fashion;

(viii)any Contract that constitutes a Hedge Contract;

(ix)any Contract that constitutes a development agreement, participation agreement, exploration agreement, farmout/farmin agreement, partnership agreement, joint venture agreement, exchange agreement or similar Contract (excluding any tax partnership);

(x)any Contract for the use or sharing of rigs;

(xi)any Contract (executory or otherwise) to sell, lease, farmout/farmin, or otherwise dispose of or encumber any interest in any of the Assets after the Effective Time, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets;

(xii)any Contract that constitutes a joint or unit operating agreement;

(xiii)any Contract for which the primary purpose is to provide for the indemnification of another Person;

(xiv)any Contract that would obligate Purchaser to drill additional wells or conduct other material development operations after the Closing;

(xv)any Contract that is a seismic or other geophysical acquisition agreement or license;

(xvi)any Contract that is a water rights agreement or disposal agreement, and all other Contracts relating to the sourcing, transportation or disposal of water; and

(xvii)any Contract with any Affiliate of Seller.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 11.7(a).

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Personal Property” has the meaning set forth in Section 1.2(g).

“Pipelines” has the meaning set forth in Section 1.2(g).

“Preference Property” has the meaning set forth in Section 7.7(b).

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Proceeding” or “Proceedings” has the meaning set forth in Section 5.7.

“Properties” has the meaning set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.4(b).

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnified Persons” has the meaning set forth in Section 11.5.

“RCRA” has the meaning set forth in the definition of Environmental Laws.

“Records” has the meaning set forth in Section 1.2(m).

“REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

EXCEPT TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PERSONS OR THE PURCHASER INDEMNIFIED PERSONS, AS APPLICABLE; AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES.

“Retained Asset” has the meaning set forth in Section 7.7(c).

“Retained Employee Liabilities” shall mean any liabilities (i) to or with respect to employees of Seller and its Affiliates arising under the Worker Adjustment Retraining Notification Act of 1988 as a result of actions taken by Seller or its Affiliates prior to, at or after the Closing, (ii) arising out of claims with respect to events that occur prior to the Closing and that relate to the employment of any employees with, or the termination(s) of their employment from, Seller, (iii) arising under or relating to any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is sponsored by, contributed to, or maintained by, Seller or its Affiliates, or (iv) arising under ERISA for which Purchaser may have any liability under ERISA solely as a result of the consummation of the transaction contemplated by this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Indemnified Persons” has the meaning set forth in Section 11.6.

“Seller Operated Assets” means Assets operated by Seller or an Affiliate of Seller.

“Spare Parts” has the meaning set forth in Section 1.2(k).

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Surface Contracts” has the meaning set forth in Section 1.2(e).

“Target Closing Date” has the meaning set forth in Section 9.1(a).

“Target Depth” means Hunton Lime Formation as described in and covered by that certain Original Plan of Unitization of West Edmond Hunton Lime Unit filed with the Oklahoma Corporation Commission under Cause No. CD1355 Order No. 20212 Dated July 29, 1947, as amended by Cause No. 1586 Order No. 20688 dated December 1, 1947, Cause No. 1841 Order No. 21445 dated July 30, 1948, Cause No. 2070 Order No. 22247 dated March 31, 1949, and Cause No. 2401 Order No. 23416 dated February 28, 1950, as may be further limited by any additional limitations described on Exhibit A or Exhibit A-1, as applicable.

“Taxes” means all taxes, assessments, fees, and other charges in the nature of a tax imposed by any Governmental Body, including income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated taxes or other taxes of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and including any liability in respect of any of the foregoing that arises by reason of a contract, assumption, or transferee or successor liability.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 10.1(b)(i).

“Third Party Claim” has the meaning set forth in Section 11.7(a).

“Title Benefit” has the meaning set forth in Section 3.2(d).

“Title Benefit Amount” has the meaning set forth in Section 3.4(d).

“Title Benefit Notice” has the meaning set forth in Section 3.4(b).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2(d).

“Title Defect Amount” has the meaning set forth in Section 3.4(c)(i).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Title Expert” has the meaning set forth in Section 3.4(h).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Transfer Requirement” shall not include any consent of, notice to, filing with, or other action by any Governmental Body in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” has the meaning set forth in Section 12.3.

“Transition Services Agreement” means the transition services agreement to be delivered by the parties at Closing.

“Unit” has the meaning set forth in Section 1.2(c).

“Vehicles” has the meaning set forth in Section 1.2(j).

“Warranty Well” means a Well or a Future Well described on Exhibit A-1, as the context requires, limited however, to the Target Depth.

“Wells” has the meaning set forth in Section 1.2(b).

“WEHLU Unit” is that certain unit described in and covered by that certain Original Plan of Unitization of West Edmond Hunton Lime Unit filed with the Oklahoma Corporation Commission under Cause No. CD1355 Order No. 20212 Dated July 29, 1947, as amended by Cause No. 1586 Order No. 20688 dated December 1, 1947, Cause No. 1841 Order No. 21445 dated July 30, 1948, Cause No. 2070 Order No. 22247 dated March 31, 1949, and Cause No. 2401 Order No. 23416 dated February 28, 1950.

AGREEMENT OF SALE AND PURCHASE

This Agreement of Sale and Purchase is executed on January 23, 2018 (the “Execution Date”), by and between Gastar Exploration Inc., a Delaware corporation (“Seller”), and Revolution Resources, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.  Seller owns the Assets as more fully described in Section 1.2 and the exhibits hereto.

B.  Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

Article 1
PURCHASE AND SALE

Section 1.1Purchase and Sale

.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the Assumed Seller Obligations.

Section 1.2Assets

.

As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, interest and estate, in and to the following (but excluding the Excluded Assets):

(a)All of the oil and gas leases; subleases and other leaseholds; interests in fee; carried interests; reversionary interests; net profits interests; royalty interests; overriding royalty interests; forced pooled interests; farmout rights; options; mineral interests and other properties and interests described on Exhibit A, subject to such depth limitations and other restrictions as may be set forth on Exhibit A or Exhibit A-1 (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered by the Leases and the interests currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)All oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including but not limited to the interests in the wells shown on Exhibit A-1 attached hereto (collectively, the “Wells”);

(c)All leasehold interests of Seller in or to any currently existing pools or unit which include any Lands or all or a part of any Leases or include any Wells, including those pools or the unit related to the Properties (including the WEHLU Unit) and associated with the Wells shown on Exhibit A-1 (the “Unit”; the Unit, together with the Leases, Lands and Wells, being hereinafter referred to as the “Properties”), and including all leasehold interests of Seller in production of Hydrocarbons from the Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Unit;

(d)All contracts, agreements and instruments by which the Properties are bound or subject, or that relate to or are otherwise applicable to the Properties, only to the extent applicable to the Properties rather than Seller’s or any of its Affiliates’ other properties, in each case, binding on the Properties or Purchaser after the Closing, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, area of mutual interest agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas or casinghead gas and processing agreements to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith from the Properties, including those identified on Schedule 1.2(d) (hereinafter collectively referred to as “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied pursuant to Section 7.7 and provided that “Contracts” shall not include the instruments constituting the Leases;

(e)All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Surface Contracts”) appurtenant to, and used or held for use in connection with the Properties (including those identified on Schedule 1.2(e)), but excluding any permits and other rights to the extent transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied pursuant to Section 7.7;

(f)All owned and leasehold interests in treatment and processing plants and equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use in connection with the operation of the Properties, including those identified on Exhibit A-2 (“Equipment”);

(g)All flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the operation of the Properties, including those identified on Schedule 1.2(g) (“Pipelines” and, together with the Equipment and Wells, “Personal Property”);

(h)All surface fee interests identified on Schedule 1.2(h);

(i)All field offices and other real property identified on Schedule 1.2(i);

(j)All vehicles identified on Schedule 1.2(j) (“Vehicles”);

(k)All inventory and spare parts identified on Schedule 1.2(k) (“Spare Parts”);

(l)All Hydrocarbons produced from or attributable to the Leases, Lands, and Wells from and after the Effective Time, together with Imbalances associated with the Properties, and Hydrocarbons in storage for which an adjustment is made pursuant to Section 2.2(g);

(m)All lease files, land files, well files, gas and oil sales contract files, gas processing and transportation files, division order files, abstracts, title opinions, land surveys, logs, maps, and engineering and production data and reports (excluding, however, interpretive data, technical evaluations and technical outputs) and other books, records, data, files, and accounting records, including but not limited to records showing all funds payable to owners of working interests, royalties and overriding royalties and other interests in the Properties held in suspense by Seller as of the Closing Date, in each case to the extent related to the Properties, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not satisfied pursuant to Section 7.7, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller’s or any of its Affiliates’ legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the marketing, negotiation, and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has reasonably determined may be required for existing litigation, Tax, accounting, and auditing purposes;

(n)All accounts receivable for which the Purchase Price was adjusted pursuant to Section 2.2(j), including the Carried Drilling Accounts Receivable, and all claims, causes of action, and rights under liens related thereto;

(o)to the extent transferrable, all permits, licenses, registrations, orders, approvals, variances, franchises, exemptions, certificates, waivers and other authorizations used in connection with the Properties; and

(p)All claims and causes of action (including claims for adjustments or refunds) to the extent attributable to (i) other Assets and (ii) any of the Assumed Seller Obligations.

Section 1.3Excluded Assets

.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby (collectively, the “Excluded Assets”):

(a)except to the extent necessary to satisfy Seller’s obligations under Section 7.1, (i) all corporate, financial, Income Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), (ii) all books, records and files to the extent relating to the Excluded Assets, (iii) those records retained by Seller pursuant to Section 1.2(m) and (iv) copies of any other Records retained by Seller pursuant to Section 1.5;

(b)all rights to any refund related to the Excluded Seller Obligations (but only as long as any such matter remains an Excluded Seller Obligation) or Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(c)Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(d)those items listed in Schedule 1.3(d);

(e)except for any accounts receivable for which the Purchase Price was adjusted pursuant to Section 2.2(j), trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, pre-paid expenses and deposits, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(f)all right, title and interest of Seller in and to vehicles used in connection with the Assets, other than the Vehicles;

(g)all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds; except to the extent provided in Section 3.5, and (ii) to or under any bond or bond proceeds;

(h)subject to Section 12.5, any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(i)a nonexclusive right to freely use any copies of any logs, interpretive data, technical outputs, technical evaluations, maps, engineering data and reports, and other data and information being transferred as a part of the Assets that Seller is entitled to retain pursuant to Section 1.5; and

(j)all Retained Assets not conveyed to Purchaser pursuant to Section 7.7 and any Property excluded pursuant to Section 3.4(c).

Section 1.4Effective Time; Proration of Costs and Revenues

.

(a)Subject to Section 1.5, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, where the respective Assets are located, on October 1, 2017 (the “Effective Time”), as described below.

(b)Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs Incurred at and after the Effective Time.  Seller shall be entitled to all Hydrocarbon production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for

(and entitled to any refunds with respect to) all Property Costs Incurred prior to the Effective Time.  “Earned” and “Incurred”, as used in this Agreement (except as it relates to any Taxes), shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as applicable.  “Property Costs” means all operating costs and expenses and capital expenditures attributable to the ownership and operation of the Assets (including without limitation costs of insurance relating specifically to the Assets, any payments out of Hydrocarbon production from the Assets including without limitation all working interests, royalties, overriding royalties and other burdens on Hydrocarbon production) Incurred in the ownership and operation of the Assets and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, and regardless of whether charged by Seller, an Affiliate of Seller or by a third party, or, if none, the amounts shown under Schedule 1.4 shall be the overhead amounts deemed charged to the Assets; provided, however, that “Property Costs” shall not include any Asset Taxes, Income Taxes or Transfer Taxes.  For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed.  For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date.  For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this Section 1.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they are placed into the storage facilities and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters on the pipelines through which they are transported.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available.  Seller shall provide to Purchaser, no later than five (5) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment.

Section 1.5Delivery and Maintenance of Records

.

Seller shall deliver the Records (FOB Seller’s office) to Purchaser within thirty (30) days following expiration or termination of the Transition Services Agreement, except for such Records necessary for operations to be conducted by Purchaser and not covered by the Transition Services Agreement, which Seller shall deliver to Purchaser within thirty (30) days following Closing.  Other than any original Records retained by Seller pursuant to Section 1.2(m), Purchaser shall be entitled to all original Records maintained by Seller.  Seller shall be entitled to keep a copy or copies of all Records; provided, however, that Seller shall not sell or otherwise allow third parties to review, copy or otherwise use any Records retained by Seller except as required by law or permitted in connection with a transfer pursuant to Section 12.10.  Purchaser shall preserve (or shall cause its successor in interest with respect to the Assets to preserve) the Records for a period of seven (7) years following the Closing and will allow (or shall cause its successor in interest with respect to the Assets to allow) Seller and its representatives, consultants and advisors reasonable access, during normal business hours and upon reasonable notice, to the Records for any legitimate business reason of Seller, including in order for Seller to comply with a Tax or other legally required reporting obligation or Tax or legal dispute.  Any such access shall be at the sole cost and expense of Seller.  Unless otherwise consented to in writing by Seller, for a period of seven (7) years following the Closing Date, Purchaser shall not and shall cause its Affiliates not to (or shall cause its successor in interest with respect to the Assets not to), destroy, alter or otherwise dispose of the Records, or any portions thereof, without first giving at least thirty (30) days prior written notice to Seller and offering to surrender to Seller the Records or such portions thereof.

Article 2
PURCHASE PRICE

Section 2.1Purchase Price

.

(a)The purchase price for the Assets (the “Purchase Price”) shall be $107.5 million, adjusted as provided in Section 2.2.

(b)On or before the later to occur of January 29, 2018 and the date that is one Business Day after the Escrow Agreement is executed and delivered by Seller, Purchaser and Escrow Agent, Purchaser shall deposit by wire transfer in same day funds into the Escrow Account an amount equal to ten percent (10%) of the Purchase Price (the “Deposit”).  Subject to the terms hereof, the Deposit shall be applied toward the Purchase Price at the Closing.  The Parties shall use commercially reasonable efforts acting in good faith to execute and deliver the Escrow Agreement with Escrow Agent as soon as reasonably practicable after the Execution Date.

Section 2.2Adjustments to Purchase Price

.

The Purchase Price for the Assets shall be adjusted in the manner specified below (without duplication), with all such amounts (other than Taxes) being determined in accordance with GAAP and COPAS standards, as applicable, in order to reach the Adjusted Purchase Price:

(a)Reduced by the aggregate amount of the following proceeds received by Seller and attributable to the period of time after (and including) the Effective Time (with the period after (and including) the Effective Time referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens (excluding, for the avoidance of doubt, any Asset Taxes, Income Taxes and Transfer Taxes) on or payable out of production, gathering, processing and transportation costs) produced from or attributable to the Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period;

(b)Reduced to the extent provided in Section 7.7 with respect to Preference Rights and Retained Assets;

(c)If the parties make the election (or are deemed to make the election) under Section 3.4(c)(i) with respect to a Title Defect, subject to the Individual Title Threshold and the Aggregate Defect Deductible, reduced by the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing, subject to any offsetting Title Benefit Amounts applied pursuant to Section 3.4(d);

(d)Increased by the amount of all Property Costs and other costs (excluding, for the avoidance of doubt, any Asset Taxes, Income Taxes and Transfer Taxes) attributable to the ownership and operation of the Assets which are paid or otherwise economically borne by Seller and Incurred during (or attributable to) the Adjustment Period (including any overhead costs under Schedule 1.4 deemed charged to the Assets with respect to the Adjustment Period even though not actually paid), except any Property Costs and such other costs already deducted in the determination of proceeds in Section 2.2(a);

(e)Reduced to the extent provided in Section 3.4(c)(iii) for any Properties excluded from the Assets pursuant to Section 3.4(c)(iii) and reduced to the extent provided in Section 4.3 for Environmental Defects;

(f)Increased or reduced as mutually agreed upon in writing prior to Closing by Seller and Purchaser;

(g)Increased by the value of the amount of merchantable Hydrocarbons stored in tanks and pipelines attributable to the ownership and operation of the Assets that belong to Seller as of the Effective Time (which value shall be computed at the applicable third-party contract prices for sales during the month of October, 2017 for such stored Hydrocarbons);

(h)Reduced or increased, as the case may be, by the actual net aggregate Imbalances, if any, owed by Seller to third parties, or third parties to Seller, as of the Effective Time, multiplied by a price of $3.00 per MMBtu;

(i)[Reserved];

(j)Increased to the extent Seller has not been reimbursed prior to the Closing, the aggregate amount accounts receivable with respect to the total amount of costs and expenses paid by Seller on behalf of or that are properly chargeable to any third party with respect to any Asset or relating to Seller’s operation of any Asset, including the Carried Drilling Accounts Receivable;

(k)[Reserved];

(l)Reduced by an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of working interests, royalties or other similar interests (in each case) that are held by Seller in suspense as of the Closing Date, which adjustment shall not be made at Closing but shall be made pursuant to Section 9.4(b);

(m)Increased by the amount of all Asset Taxes allocated to Purchaser in accordance with Section 7.8(a) but paid or otherwise economically borne by Seller; and

(n)Reduced by the amount of all Asset Taxes allocated to Seller in accordance with Section 7.8(a) but paid or otherwise economically borne by Purchaser.

Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made.  Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs (excluding, for the avoidance of doubt, any Asset Taxes, Income Taxes and Transfer Taxes) attributable to the ownership and operation of the Assets which are Incurred during the Adjustment Period.

Section 2.3Allocation of Purchase Price

.

The Allocated Values are contained in Exhibit A-1.  Purchaser shall be responsible for assigning the Allocated Values, subject to Seller’s right to review the Allocated Values for reasonableness.

Article 3
TITLE MATTERS

Section 3.1Seller’s Title

.

(a)WITHOUT PREJUDICE TO PURCHASER’S RIGHTS IN THE CONVEYANCE AND IN Section 11.5(a) WITH RESPECT TO A BREACH OF SECTION 5.7, SECTION 5.9, SECTION 5.10, SECTION 5.11, SECTION 5.12, SECTION 5.13, SECTION 5.14, SECTION 5.16, SECTION 5.17, SECTION 5.19, SECTION 5.25, SECTION 5.26, SECTION 5.27 AND SECTION 5.28, PURCHASER ACKNOWLEDGES THAT THE SOLE AND EXCLUSIVE REMEDY FOR TITLE DEFECTS SHALL BE AS SET FORTH IN SECTION 3.4 AND IN THE CONVEYANCE.

(b)The conveyance to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit B hereto (the “Conveyance”).

Section 3.2Definition of Defensible Title

.

(a)As used in this Agreement, the term “Defensible Title” means that title of Seller with respect to the Target Depths in the Properties that, except for and subject to Permitted Encumbrances:

(i)

With respect to the Target Depth in the Warranty Wells shown in Exhibit A-1, entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from the Target Depth in each of the Warranty Wells shown in Exhibit A-1 throughout the duration of the productive life of such Target Depth in such Warranty Well (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A-1 for such Target Depth in such Warranty Well, except (solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 7.6) for decreases in connection with those operations in which Seller may from and after the Execution Date become a non-consenting co-owner, decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, and decreases required to allow other working interest owners to make up past underproduction of

Hydrocarbons or pipelines to make up past under deliveries of Hydrocarbons, and except as stated in such Exhibit A-1;
(ii)

With respect to the Target Depth in the Warranty Wells shown in Exhibit A-1, obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, (i) the Target Depth in each of the Warranty Wells shown in Exhibit A-1 not greater than the “working interest” shown in Exhibit A-1 for such Target Depth in such Warranty Well without increase throughout the productive life of such Target Depth in such Warranty Well, except as stated in Exhibit A-1 and except for increases resulting from contribution requirements with respect to non-consenting or defaulting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and

(iii)	Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, charges or other similar defects.

(b)As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or working interest) that causes Seller not to have Defensible Title as of the Effective Time and the Closing.  As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in the Target Depth in any Warranty Well shown on Exhibit A-1, without causing a greater than proportionate increase in Seller’s working interest above that shown in Exhibit A-1 as of the Effective Time.  Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i)	defects based solely on lack of information in Seller’s files, including the lack of any document in Seller’s files referred to in any other document(s);
(ii)

defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative written evidence that the action was not authorized and results in another Person’s superior claim of title;

(iii)

defects based on failure to record Leases issued by any state or federal Governmental Body, or any assignments of such Leases, in the real property, conveyance or other records of the county in which such Property is located unless Purchaser provides affirmative written evidence that failure to do so results in another Person’s superior claim of title;

(iv)

defects based on a gap in Seller’s chain of title in the county records as to fee Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

(v)	defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(vi)

defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title; and

(vii)	defects that have been cured by applicable Laws of limitation or prescription.

Section 3.3Definition of Permitted Encumbrances

.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)Royalties and any overriding royalties, reversionary interests, net profit interests, production payments, carried interests, and other burdens, to the extent that any such burden does not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(b)All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(c)Preference Rights applicable to this or any future transaction;

(d)Transfer Requirements applicable to this or any future transaction;

(e)Liens for current Taxes not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and identified on Schedule 3.3;

(f)Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law) or, if delinquent, being contested in good faith by appropriate actions and identified on Schedule 3.3;

(g)All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance;

(h)Other than such rights that have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(i)Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (i) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, (ii) increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest, or (iii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(j)Calls on Hydrocarbon production under existing Contracts that are listed on Schedule 1.2(d);

(k)All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body, to the extent they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown on Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(l)Any encumbrance on or affecting the Assets which is discharged by Seller at or prior to Closing;

(m)Any matters shown on Exhibit A-1;

(n)Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, detract in any material respect from the value of, or interfere in any material respect with the use or ownership of, the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest, and which do not interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(o)Matters that would otherwise be considered Title Defects but that do not meet the Individual Title Threshold set forth in Section 3.4(i);

(p)Imbalances associated with the Assets;

(q)Liens granted under applicable joint operating agreements and similar agreements;

(r)The matters disclosed in Schedules 5.7(a) and 5.7(b); and

(s)Any lien or other encumbrance on or affecting the Assets which is discharged at or prior to the Closing.

Section 3.4Notice of Title Defect Adjustments

.

(a)To assert a claim of a Title Defect prior to Closing, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before February 23, 2018 at 5:00 p.m.  Central Time (the “Title Claim Date”); provided, however, that Purchaser agrees that it shall furnish Seller once every two weeks until the Title Claim Date with a Title Defect Notice if any officer of Purchaser or its Affiliates discover or learn of any Title Defect during such two-week period; further provided that, the failure of Purchaser to furnish such notice shall not in any respect affect Purchaser’s rights under this Agreement nor limit its ability to assert Title Defects under this Agreement.  Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Warranty Wells affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, WITHOUT PREJUDICE TO ITS RIGHTS IN THE CONVEYANCE AND IN SECTION 11.5(A) WITH RESPECT TO A BREACH OF SECTION 5.7, SECTION 5.9, SECTION 5.10, SECTION 5.11, SECTION 5.12, SECTION 5.13, SECTION 5.14, SECTION 5.16, SECTION 5.17, SECTION 5.19, SECTION 5.25, SECTION 5.26, SECTION 5.27 AND SECTION 5.28, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO ASSERT TITLE DEFECTS OF WHICH SELLER HAS NOT BEEN GIVEN NOTICE ON OR BEFORE THE TITLE CLAIM DATE.  For purposes hereof, the “Allocated Value” of an Asset shall mean the portion of the Purchase Price that has been allocated to a particular Warranty Well in Exhibit A-1 as prepared by Purchaser and reviewed for reasonableness by Seller.

(b)Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date, with respect to each Title Benefit, a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Warranty Wells affected, (iii) the Allocated Values of the Warranty Wells subject to such Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated Value of those Warranty Wells is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based.  Seller shall be deemed to have waived all Title Benefits of which it has not given notice to Purchaser on or before the Title Claim Date.

(c)Remedies for Title Defects.

In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, Purchaser and Seller shall mutually elect to have one of the following remedies apply:

(i)

subject to the Individual Title Threshold and the Aggregate Defect Deductible, have the Purchase Price reduced by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.4(f) or Section 3.4(h) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(f) shall control any such determination;
(ii)

have Seller retain the entirety of the Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property; or

(iii)

at Closing, have Purchaser deposit into the Escrow Account the full Allocated Value of the Property that is subject to such Title Defect to the extent such amount exceeds the Aggregate Defect Deductible (the “Defect Escrow Amount”).  Seller shall then have 180 days after Closing (the “Cure Period”) in which to cure the Title Defect.  Any Property so held back from the initial Closing will be conveyed to Purchaser at a delayed Closing within ten (10) days following the date that the Title Defect is cured, at which time Seller shall be entitled to withdraw the full Defect Escrow Amount from the Escrow Account and the Parties shall instruct the Escrow Agent to release the Defect Escrow Amount to Seller, and provided further that if multiple delayed Closings are contemplated as a result of this provision and/or Section 7.7(c), the delayed Closings may be consolidated on dates mutually agreeable to the parties.  In the event that Seller is unable to cure the Title Defect within 180 days of the initial Closing, then Seller shall, at its sole election, select the remedy set forth in subsection (i) or (ii) above as the remedy for such Title Defect.  Should Seller’s choice ultimately lead to application of Section 3.4(h), the Title Expert shall be selected within fifteen (15) Business Days of the end of this 180 day cure period.  All other provisions of Section 3.4(h) shall apply as written.

In the event that Purchaser and Seller cannot mutually agree upon one of the foregoing remedies with respect to a Title Defect asserted by Purchaser pursuant to Section 3.4(a) prior to Closing, then Seller shall, at its sole election, select the remedy set forth in subsection (i) or (iii) above shall be the remedy for such Title Defect, provided that Seller may require the election of the remedy set forth in subsection (ii) if the Title Defect Amount affecting a Property is equal to 100% of the Allocated Value of such Property, and nothing shall preclude Seller from curing a Title Defect on or before the day that is 180 days after Closing.

(d)With respect to the Target Depth in each Warranty Well in Exhibit A-1 affected by Title Benefits reported under Section 3.4(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Warranty Well in Exhibit A-1 caused by such Title Benefits, as determined pursuant to Section 3.4(g), but any such increase shall be capped at the total amount of the reduction to the Purchase Price pursuant to Section 2.2(c) in respect of Title Defects.

(e)Section 3.4(c) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4(a).  Section 3.4(c) shall be the exclusive right and remedy of Seller with respect to Title Benefits asserted by Seller pursuant to Section 3.4(b).

(f)The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)	if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
(ii)

if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)

if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A-1 and causes a proportionate decrease to Seller’s working interest shown on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;

(iv)

if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; and

(v)

notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(g)The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Warranty Well multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A-1.

(h)Seller and Purchaser shall attempt in good faith to agree on all Title Defects, Title Defect Amounts, Title Benefits and Title Benefit Amounts prior to Closing.  Unless otherwise provided hereunder, if Seller and Purchaser are unable to agree by Closing, the Properties subject to the dispute shall be included in the Conveyance executed and delivered at Closing, the aggregate amounts subject to such dispute(s) (taking into account the limitations in Section 3.4(i)) shall be paid into the Escrow Account at Closing, and the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.4(h).  There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the end of the Cure Period (the “Title Expert”).  If the Parties are unable to mutually agree upon the Title Expert, the Houston, Texas office of the AAA shall appoint the Title Expert under such conditions as the AAA in its sole discretion deems necessary or advisable, except that the Title Expert shall not have any financial interest in either Party or any of its Affiliates.  The Title Expert’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal.  In making his determination, the Title Expert shall be bound by the rules set forth in Section 3.4(f) and Section 3.4(g) and may consider such other matters as in the opinion of the Title Expert are necessary or helpful to make a proper determination.  The Title Expert may allow the parties to make written submissions of their positions in the manner and to the extent the Title Expert deems appropriate, and the Title Expert may call on the parties to submit such other materials as the Title Expert deems helpful and appropriate to resolution of the dispute.  Additionally, the Title Expert may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers.  The Title Expert shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Each party shall bear one-half of the costs and expenses of the Title Expert, including any costs Incurred by the Title Expert that are attributable to such third party consultation.  Within ten (10) days after the Title Expert delivers written notice to Purchaser and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, the Parties shall execute and deliver a joint instruction to the Escrow Agent requiring the Escrow Agent to make the payment described in the award of the Title Expert.

(i)Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual uncured Title Defect for which the Title Defect Amount therefor does not exceed $50,000 (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for uncured Title Defects unless the aggregate Title Defect Amounts attributable to all uncured Title Defects, taken together with the aggregate Environmental Defect Amounts attributable to all uncured Environmental Defects, exceeds a deductible in an amount equal to 1.5% of the Purchase Price (“Aggregate Defect Deductible”), after which point adjustments to the Purchase Price or other remedies shall be made or available to Purchaser only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts attributable are in excess of such Aggregate Defect Deductible.

Section 3.5Casualty or Condemnation Loss

.

(a)From and after the Effective Time, but subject to the provisions of Section 3.5(b) and (c) below, Purchaser shall assume all risk of loss with respect to and any change in the condition of the Assets and for production of Hydrocarbons through normal depletion (including but not limited to the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear with respect to the Assets.

(b)If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking, taken together with all other casualty losses and takings, equals or exceeds $3,000,000, unless this Agreement is terminated pursuant to Section 10.1, the transactions evidenced by this Agreement shall nevertheless be consummated and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Purchaser through a document reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to any casualty or taking (iii) to treat such casualty or taking as a Title Defect with respect to the affected Property or Properties under Section 3.4 (provided that the Individual Title Threshold and Aggregate Defect Deductible shall not apply to any such deemed Title Defect).  In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.  Notwithstanding the foregoing, Seller shall have the right to, in lieu of electing the remedies set forth above and as the sole remedy with respect to such casualty, pay to Purchaser all sums actually paid to Seller or its Affiliates by third parties by reason of any casualty insofar as with respect to the affected Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s or its Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (excluding any Losses, other than insurance claims, of or against any Seller Indemnified Party) arising out of such casualty insofar as with respect to the affected Assets; provided, however, that Seller shall reserve and retain (and Purchaser shall assign to Seller) all right, title, interest and claims against third parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such casualty and/or pursuing or asserting any such insurance claims or other rights against third parties (provided that if Seller is unable to assign, transfer and set over to Purchaser or subrogate Purchaser to any of Seller’s or its Affiliates’ right, title and interest (if any) to any such insurance claims, unpaid awards, and other rights against third parties, Seller and/or its Affiliates shall use commercially reasonable efforts to enforce such rights for the benefit of Buyer).

(c)If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss to the Assets as a result of such individual casualty or taking, taken together with all other casualty losses and takings, is less than $3,000,000, the transaction evidenced by this Agreement shall nevertheless be consummated and Seller shall, at Closing, pay to Purchaser all sums paid to Seller by third parties by reason of such casualty or taking and shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Seller and its and their directors, officers, employees and agents) arising out of the casualty or taking.

Section 3.6Limitations on Applicability

.

The right of Purchaser to assert a Title Defect under this Agreement and Seller’s right to assert a Title Benefit under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date or any waiver of any of Purchaser’s rights under the Conveyance or pursuant to Section 11.5(a) with respect to a breach of Section 5.26.

Section 3.7Government Approvals Respecting Assets

.

(a)Federal and State Approvals.  Purchaser shall, within thirty (30) days after Closing and at Purchaser’s own expense, file for approval with the applicable Governmental Bodies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets.  Purchaser further agrees, promptly after Closing, to take all other actions reasonably required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use its commercially reasonable efforts to obtain the approval by such federal or state agencies, as applicable, of Seller’s assignment documents requiring federal or state approval in order for Purchaser to be recognized by the federal or state agencies as the owner of the Assets.  Purchaser shall provide Seller with approved copies of the assignment documents and other state and federal transfer documents, as soon as they are available.

(b)Title Pending Governmental Approvals.  Until all of the governmental approvals provided for in Section 3.7(a) have been obtained, the following shall occur with respect to the affected portion of the Assets:

(i)	Seller shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee for Purchaser;
(ii)

Purchaser shall be responsible for all Assumed Seller Obligations with respect to the affected Leases and other affected portion of the Assets as if Purchaser was the record owner of such Leases and other portion of the Assets as of the Effective Time; and

(iii)

Seller shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with Purchaser’s instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser in writing.

Article 4
ENVIRONMENTAL MATTERS

Section 4.1Assessment

.

Subject to this Section 4.1, from and after the date of execution of this Agreement until the Environmental Claim Date, Seller shall afford to Purchaser and its officers, employees, agents and authorized representatives reasonable access to the Assets, including the Records in accordance with Section 7.1.  Purchaser shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets. The Phase I and Purchaser’s other diligence activities shall be conducted at the sole cost and expense of Purchaser, and shall be subject to the indemnity provisions of Section 4.4.  Seller or its designee shall have the right to accompany Purchaser and Purchaser’s representatives whenever they are on site on Assets and also to collect split test samples if any are collected.  Notwithstanding anything herein to the contrary, Purchaser shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I environmental property assessments) with respect to any Assets where Seller or its Affiliates do not have the authority to grant access for such due diligence (provided, however, Seller and its Affiliates shall use their commercially reasonable efforts to obtain permission from any other Person to allow Purchaser and Purchaser’s representatives such access and as long as Seller and its Affiliates have exercised such commercially reasonable efforts, Seller shall have no liability to Purchaser for failure to obtain any such other Person’s permission).  In the event that Purchaser’s Phase I environmental property assessments identify actual or potential non-compliance with Environmental Laws, then Purchaser may request Seller’s consent to conduct additional Phase II environmental property assessments, which consent shall be given in Seller’s sole discretion.  Purchaser shall maintain, and shall cause its officers, employees, representatives, consultants and advisors to maintain, all information obtained by Purchaser pursuant to any Phase I or other due diligence activity as strictly confidential until the Closing occurs, unless disclosure of any facts discovered through such Phase I is required under applicable Law.  Purchaser shall provide Seller with a copy of the final version of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Phase I or other environmental due diligence activity conducted on the Properties.  In the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Phase I or other environmental due diligence conducted by, for or on behalf of Purchaser, Purchaser agrees that Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Bodies; provided that, if Seller fails to promptly make such disclosure and Purchaser or any of its Affiliates is legally obligated to make such disclosure, such Person shall have the right to fully comply with such legal obligation.

Section 4.2NORM, Wastes and Other Substances

.

Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets.  Equipment and sites included in the Assets may contain Hazardous Materials, including NORM.  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.  The wells, materials, and equipment located on the Properties or included in the Assets may contain Hazardous Materials, including NORM.  Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets.

Section 4.3Environmental Defects

.

If, as a result of its investigation pursuant to Section 4.1, Purchaser determines that with respect to the Assets, there exists a violation of an Environmental Law or an Environmental Liability (other than with respect to NORM) (in each case, an “Environmental Defect”), then on or prior to February 23, 2018 at 5:00 p.m. C.D.T. (the “Environmental Claim Date”), Purchaser may notify Seller in writing of such Environmental Defect (an “Environmental Defect Notice”).  FOR ALL PURPOSES OF THIS AGREEMENT, WITHOUT PREJUDICE TO ITS RIGHTS UNDER SECTION 11.5(a) WITH RESPECT TO A BREACH OF SECTION 5.7, SECTION 5.12, SECTION 5.22 OR SECTION 5.23, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ANY ENVIRONMENTAL DEFECT WHICH PURCHASER FAILS TO ASSERT AS AN ENVIRONMENTAL DEFECT BY AN ENVIRONMENTAL DEFECT NOTICE RECEIVED BY SELLER ON OR BEFORE THE ENVIRONMENTAL CLAIM DATE.  To be effective, each such notice shall set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Warranty Wells and associated Assets affected by the Environmental Defect, (iii) the estimated Lowest Cost Response to eliminate the Environmental Defect in question or the estimated cost to resolve the Environmental Liability (the “Environmental Defect Amount”), and (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount.  Purchaser shall furnish Seller once every two weeks until the Environmental Claim Date with an Environmental Defect Notice if any officer of Purchaser or its Affiliates discover or become aware of an Environmental Defect during such two-week period; further provided that, the failure of Purchaser to furnish such notice shall not in any respect affect Purchaser’s rights under this Agreement nor limit its ability to assert Environmental Defects under this Agreement.  Seller shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the parties shall have agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, after Closing.  If Seller disagrees with any of Purchaser’s assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount, Purchaser and Seller will attempt to resolve the dispute prior to Closing.  If the dispute cannot be resolved within ten (10) days of the first meeting of Purchaser and Seller, either party may submit the dispute to an environmental consultant approved in writing by Seller and Purchaser that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either party or any of their respective Affiliates during the previous three years (the “Independent Expert”).  If the Parties are unable to mutually agree upon the Independent Expert, the Houston, Texas office of the AAA shall appoint the Independent Expert under such conditions as the AAA in its sole discretion deems necessary or advisable, except that the Independent Expert shall not have any financial interest in either Party or any of its Affiliates.  The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Seller with exhibits, including interrogatories, supplemented with appearances by Purchaser and Seller, if necessary, as the Independent Expert may deem necessary.  After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each party.  The Independent Expert shall render its decision within fifteen (15) Business Days of receiving such offers by selecting one or the other of the offers, or by crafting a decision that represents a compromise between the two offers.  The Independent Expert may not award damages, interest or penalties to either party with respect to any matter.  The decision of the Independent Expert shall be final and binding upon both parties, without right of appeal.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case to the Independent Expert.  Each party shall bear one-half of the costs and expenses of the Independent Expert.  The parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the parties or as determined by the Independent Expert, for all uncured Environmental Defects; provided, that notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price for any individual uncured Environmental Defect for which the Environmental Defect Amount therefor does not exceed $50,000 (“Individual Environmental Threshold”); and (b) in no event shall there be any adjustments to the Purchase Price for any uncured Environmental Defect unless the aggregate Environmental Defect Amount attributable to all such Environmental Defects, taken together with the aggregate Title Defect Amounts attributable to all uncured Title Defects, exceeds the Aggregate Defect Deductible, after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts attributable thereto are in excess of such Aggregate Defect Deductible.  To the extent the Independent Expert fails to determine any disputed Environmental Defect Amounts prior to Closing, then, within ten (10) days after the Independent Expert delivers written notice to Purchaser and Seller of his award with respect to an Environmental Defect Amount, the Parties shall execute and deliver a joint instruction to the Escrow Agent requiring the Escrow Agent to make the payment described in the award of the Independent Expert.

Section 4.4Inspection Indemnity

.

PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNIFIED PERSONS FROM AND AGAINST ANY AND ALL LOSSES ATTRIBUTABLE TO DEATH, PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY OR ARISING OUT OF ANY DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, REGARDLESS OF FAULT.  The indemnity obligation set forth in this Section 4.4 shall survive the Closing or termination of this Agreement.

Article 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1Generally

.

(a)Any representation or warranty qualified “to the knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the officers and employees of Seller who have direct responsibility for the Assets and who have the titles specified on Schedule 5.1.  “Actual Knowledge” for purposes of this Agreement means information actually personally known by the individuals who have the titles specified on Schedule 5.1.

(b)Inclusion of a matter on a Schedule to a representation or warranty which addresses matters possibly having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect.  Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule.  Matters may be disclosed on a Schedule or Exhibit to this Agreement for purposes of information only.

(c)Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Section 11.9 and Section 11.10 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in the remainder of this Article 5.

Section 5.2Existence and Qualification

.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation where the Assets it owns are located, except where the failure to so qualify would not have a Material Adverse Effect.

Section 5.3Power

.

Seller has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4Authorization and Enforceability

.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5No Conflicts

.

Subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 5.13, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation or bylaws of Seller, (ii) except for Permitted Encumbrances, result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (iv) violate any Laws applicable to Seller or any of the Assets, except for rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof.

Section 5.6Liability for Brokers’ Fees

.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7Litigation

.

With respect to the Assets and Seller’s or any of its Affiliates’ ownership, operation, development, maintenance, or use of any of the Assets, except as set forth in: (i) Schedule 5.7(a), no proceeding, arbitration, action, suit, pending settlement, or other legal proceeding of any kind or nature before or by any Governmental Body (each, a “Proceeding,” and collectively “Proceedings”) (including any take-or-pay claims) to which Seller or any of its Affiliates is a party and which relates to the Assets is pending or, to Seller’s knowledge, threatened against Seller or any of its Affiliates; (ii) Schedule 5.7(b), to Seller’s knowledge, no Proceeding or investigation to which Seller is not a party which relates to the Assets is pending or threatened.

Section 5.8Taxes

.

(a)All Tax Returns relating to Asset Taxes required to be filed by Seller have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed, such Tax Returns are true and correct in all material respects, and all Asset Taxes (whether or not shown on any Tax Return) that are or have become due and payable by Seller have been timely paid in full, and Seller is not delinquent in the payment of any such Asset Taxes.

(b)Except as set forth on Schedule 5.8, (i) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Tax; (ii) there are no Proceedings pending against the Assets or Seller by any Governmental Body with respect to any Asset Taxes; and (iii) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.

(c)None of the Assets is subject to any tax partnership agreement or is otherwise treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 5.9Compliance with Laws

.

Except as disclosed on Schedule 5.9, the Assets are, and the ownership, operation, development, maintenance, and use of any of the Assets are, in material compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any of the Assets, except where the failure to so comply would not, on an individual basis, reasonably be expected to result in liability or aggregate payments by Purchaser of more than $50,000.  Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 5.9 relating to any Environmental Liabilities or Environmental Law.

Section 5.10Contracts

.

All Material Contracts have been identified among the Contracts listed in Schedule 1.2(d).  Seller is in compliance and, to Seller’s knowledge, all counterparties are in compliance under all Material Contracts, in each case, in all material respects, except as disclosed on Schedule 5.10(a).

Section 5.11Payments for Hydrocarbon Production

.

Except as set forth on Schedule 5.11,

(a)all rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and payable by Seller to lessees, royalty owners, overriding royalty interest holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, or if not paid, (i) are being contested in good faith in the normal course of business; or (ii) Seller is otherwise entitled to withhold payment while resolving questions of title, obtaining division orders, or resolving other matters in the ordinary course of business; and

(b)Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

Section 5.12Governmental Authorizations

.

(a)Except as disclosed on Schedule 5.12, Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Seller Operated Assets as currently owned and operated.  Except as disclosed in Schedule 5.7(a), Schedule 5.7(b) or Schedule 5.12, (i) Seller has operated the Seller Operated Assets in all material respects in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no written notices of material violation have been received by Seller, and no Proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any material corrective or remediation action by Seller.

(b)Except as disclosed on Schedule 5.12, to Seller’s knowledge, the applicable operator has obtained and is maintaining all Governmental Authorizations that are presently necessary or required for the ownership and operation of the Assets that are not Seller Operated Assets as currently owned and operated.  Except as disclosed in Schedule 5.7(a), Schedule 5.7(b) or Schedule 5.12, to Seller’s knowledge, (i) the applicable operator has operated the Assets that are not Seller Operated Assets in all material respects in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no written notices of material violation have been received by such operator, and no Proceedings are pending or threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any material corrective or remediation action by Seller.

Section 5.13Preference Rights and Transfer Requirements

.

Schedule 5.13 sets forth all Preference Rights and Transfer Requirements applicable to the Assets, including Preference Rights and Transfer Requirements contained in easements, rights-of-way or equipment leases included in the Assets.  None of the other Assets, or any portion thereof, is subject to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement, except for Preference Rights and Transfer Requirements as are set forth on Schedule 5.13.

Section 5.14Payout Balances

.

Schedule 5.14 contains a complete and accurate list of the status of any “payout” balance for the Wells and Unit listed on Exhibit A-1 that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.15Outstanding Capital Commitments

.

As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $50,000 other than those shown on Schedule 5.15.

Section 5.16Imbalances

.

Schedule 5.16 accurately sets forth in all material respects all of Seller’s Imbalances arising with respect to the Assets and, except as disclosed in Schedule 5.16, (i) no Person is entitled to receive any material portion of Seller’s Hydrocarbons produced from the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any material quantities of gas or to pay any material penalties or other material amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, and (iii) Seller is not obligated to pay any material penalties or other material payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.  Except as set forth on Schedule 5.16, Seller has not received, or is not obligated to receive, prepayments (including payments for gas not taken pursuant to “take or pay” arrangements) for any of Seller’s share of the Hydrocarbons produced from the Properties, as a result of which the obligation exists to deliver Hydrocarbons produced from the Properties after the Effective Time without then or thereafter receiving payment therefor.

Section 5.17Condemnation

.

To Seller’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

Section 5.18Bankruptcy

.

There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s knowledge, being contemplated by or threatened against Seller or any Affiliate of Seller.

Section 5.19Production Allowables

.

To Seller’s knowledge, Seller has not received written notice that there has been any change proposed in the production allowables for any Wells listed on Exhibit A-1.

Section 5.20Foreign Person

.

Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.21Collective Bargaining Agreements

.

Neither Seller or any of its Affiliates has agreed to recognize any labor union or other collective bargaining representative of, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of, any individual employed or otherwise engaged by Seller (or an Affiliate thereof) who is primarily involved in the business associated with the Assets.

Section 5.22Wells

.

To Seller’s Knowledge, each permanently abandoned Well on the Lands is plugged in compliance with applicable Laws and there is no Well that Seller is currently obligated by Law or Contract to plug and abandon.  Schedule 5.22 sets forth a list of all Wells, whether producing or non-producing, located on the Land other than the Wells listed on Exhibit A-1.

Section 5.23Notice of Violations of Environmental Laws

.

Except as set forth on Schedule 5.23, Seller has not received written notice from any Person of any release, disposal, event, condition violation of Law or Environmental Liability concerning any Property that (1) interferes with or prevents compliance with any Environmental Laws; (2) may give rise to any liability in Seller, or (3) that has not already been remedied or resolved.

Section 5.24Accounts Receivable

.

To Seller’s knowledge, Schedule 5.24 sets forth all accounts receivable with respect to the total amount of costs and expenses paid by Seller on behalf of or that are properly chargeable to any third party with respect to any Asset or relating to Seller’s operation of any Asset as of December 31, 2017, including the Carried Drilling Accounts Receivable.  Other than the Carried Drilling Accounts Receivable, no such accounts receivable are more than 120 days past the date of invoice thereof.

Section 5.25Bonds and Credit Support

.

Schedule 5.25 lists all of the bonds, letters of credit and guarantees, if any, posted by such Seller or any of its Affiliates with Governmental Bodies and relating to the Assets.

Section 5.26Drilling Obligations

.

Except to the extent of those obligations previously fulfilled by Seller or any of its predecessors, none of the Leases or Contracts contain express and mandatory provisions obligating Seller or its successors to drill any wells on the Properties (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

Section 5.27Non-Consent Operations

.

Since Seller’s acquisition of the Assets, Seller has neither elected nor been deemed to have elected to “non-consent”, nor failed to participate in, the drilling or reworking of a well, any seismic program or any other operation which would cause Seller or Purchaser to suffer a penalty or lose or forfeit any interests in the Assets under any applicable operating agreement.

Section 5.28Title to Personal Property

.

In all material respects, Seller has good and valid title to the Personal Property, free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, charges or other similar defects, except for and subject to Permitted Encumbrances (as applicable).

Section 5.29Motter Pipeline

.

To Seller’s knowledge, the Motter pipeline has been constructed of the materials of construction as represented on “Exhibit C To ASSIGNMENT AND BILL OF SALE Between DCP MIDSTREAM, LP, as assignor and GASTAR EXPLORATION INC as assignee, dated as of February 1st, 2016”, a copy of which is attached hereto as Schedule 5.29.  A pipeline designation on such Schedule of “P” represents plastic pipe and an “S” represents steel construction.

Article 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 6.1Existence and Qualification

.

Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware; and Purchaser is duly qualified to do business as a foreign limited liability company in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a material adverse effect on Purchaser; and Purchaser is or will be as of Closing duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets are located.

Section 6.2Power

.

Purchaser has the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3Authorization and Enforceability

.

The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4No Conflicts

.

The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the organizational documents of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, (iv) violate any Law applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a material adverse effect on Purchaser or the transactions contemplated hereby.

Section 6.5Liability for Brokers’ Fees

.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6Litigation

.

There are no Proceedings pending, or to the Actual Knowledge of Purchaser, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.

Section 6.7Limitation and Independent Evaluation

.

Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, or in the Conveyance or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) Purchaser has not relied upon any oral or written information provided by Seller.  Without limiting the generality of the foregoing, subject to Section 5.23, Purchaser represents and acknowledges that Seller has not made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets.  Purchaser further represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller, and that it has retained and taken advice concerning the Assets and transactions herein from advisors and consultants which are knowledgeable about the oil and gas business, and that is aware of the risks inherent in the oil and gas business.  Purchaser represents that it has had access (and will have access pursuant to Section 4.1 and Section 7.1) to the Assets, the officers and employees of Seller, and the books, records and files made available by Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on (i) the basis of Seller’s representations contained in Article 5 of this Agreement, the certificate to be delivered by Seller at Closing pursuant to Section 9.2(c) and the special warranty of title contained in the Conveyance, (ii) its own independent evaluation and due diligence investigation of the Assets, and (iii) its own independent evaluation of the business, economic, legal, tax, or other consequences of this transaction including its own estimate and appraisal of the extent and value of the oil, natural gas, and other reserves attributable to the Properties.

Section 6.8SEC Disclosure

.

Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities laws.

Section 6.9Bankruptcy

.

There are no bankruptcy, reorganization or receivership proceedings pending against, or, to the knowledge of Purchaser, being contemplated by, or threatened against Purchaser.  Purchaser is, and will be immediately after giving effect to the transaction contemplated by this Agreement, solvent.

Section 6.10Qualification

.

As of Closing, Purchaser will be qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator.  To the extent required by the applicable Law, as of the Closing, Purchaser will have lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations (or other requirements) governing the ownership and operation of the Assets.

Section 6.11Financing

.

By the Target Closing Date, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Seller at Closing.

Article 7
COVENANTS OF THE PARTIES

Section 7.1Access

.

(a)From the date of this Agreement until the Closing, Seller shall cooperate with Purchaser and provide Purchaser and its representatives, consultants and advisors, reasonable access to the Assets and access to the Records and reasonable access to Seller’s and its Affiliates’ employees, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction legally binding on Seller.  Purchaser shall conduct all such inspections and other information gathering described above only (i) (x) during regular business hours and (y) during any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and (ii) in a manner which will not unduly interfere with Seller’s operation of the Assets.  From the Execution Date until the Closing, all information obtained by Purchaser and its representatives pursuant to this Section 7.1 shall be subject to the terms (other than Section 8 (to the extent relating to Seller’s or its Affiliates’ employees or contractors described in Section 9.6 hereto) and Section 9, such carve-outs, the “Section 8 & 9 Exceptions”) of that certain confidentiality agreement dated September 22, 2017 (the “Confidentiality Agreement”), by and between Seller and Revolution Resources, LLC, a legal entity formed under the laws of Oklahoma, and any applicable Contracts or Surface Contracts, in accordance with their terms.  From the Execution Date until the Closing, Purchaser and Seller hereby adopt and agree to be bound by the Confidentiality Agreement (other than the Section 8 & 9 Exceptions) with the same force and effect as if Purchaser and Seller were the original parties thereto and originally subject thereto, and Seller shall be entitled to the rights (other than the Section 8 & 9 Exceptions) and subject to the obligations (other than the Section 8 & 9 Exceptions) of the “Disclosing Party” thereunder and Purchaser shall be entitled to the rights (other than the Section 8 & 9 Exceptions) and subject to the obligations (other than the Section 8 & 9 Exceptions) of the “Receiving Party” thereunder.  Subject to the final sentence of this Section 7.1, the Parties agree that after the Closing, the Confidentiality Agreement shall be of no further force and effect between the Parties or their Affiliates to the extent relating to the Assets, and Seller releases any claims it may have against Purchaser or any of its Affiliates with respect to Section 8 (to the extent relating to such field employees and contractors described in Section 9.6 hereto) or Section 9 of the Confidentiality Agreement as of the Execution Date.  Notwithstanding the foregoing, Section 8 of the Confidentiality Agreement (except to the extent relating to Seller’s or its Affiliates’ employees or contractors described in Section 9.6 hereto) shall remain in full force and effect for one year following the Execution Date.

Section 7.2Government Reviews

.

(a)Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3Pre-Closing Cure of Breaches

.  If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.  No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

Section 7.4Letters-in-Lieu; Assignments; Operatorship

.

(a)Seller will execute on the Closing Date letters-in-lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Purchaser, to reflect the transaction contemplated hereby.

(b)Seller will prepare and execute, and Purchaser will execute, on the Closing Date, all assignments necessary to convey to Purchaser all federal and state Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Seller.

(c)Seller makes no representations or warranties to Purchaser as to transferability or assignability of operatorship of any Seller Operated Assets.  Rights and obligations associated with operatorship of such Properties are governed by operating and similar agreements covering the Properties and will be determined in accordance with the terms of such agreements.  However, Seller will assist Purchaser in Purchaser’s efforts to succeed Seller or Seller’s Affiliate as operator of any Wells and Unit included in the Assets.  Purchaser shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship.  For all Seller Operated Assets, Seller and Purchaser shall execute the appropriate forms on the Closing Date and Seller shall thereafter promptly file said forms with the applicable regulatory agency transferring operatorship of such assets to Purchaser.

Section 7.5Public Announcements

.

Until the Closing, neither Seller nor Purchaser nor any of their Affiliates shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the others; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.  At or after Closing, the content of any press release or public announcement first announcing the consummation of this transaction shall be subject to the prior review and reasonable approval of Seller and Purchaser; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller or any of their Affiliates which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.  Notwithstanding anything to the contrary herein, no press release issued by Seller or any Affiliate of Seller shall identify Purchaser as the buyer of the Assets without the prior written consent of Purchaser, which consent may be withheld in the sole discretion of Purchaser.

Section 7.6Operation of Business

.

Except as set forth on Schedule 7.6, from the Execution Date until the Closing, Seller (i) will operate the Assets and the business thereof as a reasonably prudent operator and consistent with past practices, (ii) will not, without the prior written consent of Purchaser commit to any operation, or series of related operations thereon, reasonably anticipated to require future capital expenditures by Purchaser as owner of the Assets in excess of $150,000, or make any capital expenditures in respect of the Assets in excess of $150,000, or terminate, materially amend, execute or extend any material contracts affecting the Assets; provided however that this subsection (ii) shall not apply for actions taken in connection with (a) emergency situations to protect life or property, (b) to maintain the environment, or (c) to maintain a Lease, (iii) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases as to the Target Formation, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any Assets, except for (A) sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices and/or (B) transfers, farmouts, hypothecations, encumbrances or other dispositions of Assets, in one or more transactions, not exceeding $100,000 of consideration (in any form), in the aggregate, (vii) will not enter into any settlement or agreement with respect to Taxes with any Governmental Body, or make or change any election with respect to Taxes, relating to the Assets, (viii) will not terminate or materially amend the terms of any Material Contract; (ix) will not enter into any Contract that, if entered into prior to the date of this Agreement, would have been required to be listed as a Material Contract on Schedule 1.2(d), or amend the terms of any Contract that is not currently a Material Contract that, if so amended prior to the date of this Agreement, would have been required to have been listed as a Material Contract on Schedule 1.2(d), (x) will not settle any suit or litigation or waive any material claims or rights of material value, in each case, attributable to the Assets and affecting the period after the Effective Time, (xi) give prompt written notice to Purchaser of (A) any written notice (1) received regarding material spills, other environmental contamination or remediation obligations relating to the Assets, (2) of any material claim asserting any breach of Contract, tort or violation of Law, or (3) any investigation, suit, action or litigation by or before any Governmental Body, that in each case, has been received by Seller and relates to the Assets, (B) any material spills or other material environmental contamination events occurring with respect to the Assets operated by Seller or its Affiliates and (C) any material damage to or destruction of the Assets operated by Seller or its Affiliates, and (xii) will not commit to do any of the foregoing in subsections (ii), (vii), (viii), (ix) or (x).  Purchaser’s approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) after Seller’s written notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary in writing during that period.  In the event of an emergency to protect life or property, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

Purchaser acknowledges that Seller may own an undivided interest in certain of the Assets, and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 7.6 nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 7.6.

Section 7.7Preference Rights and Transfer Requirements

.

(a)The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements.  Within three Business Days after the date of the execution of this Agreement, Seller shall initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 5.13.  If additional Preference Rights and/or Transfer Requirements are identified by either Party after the date of the execution of this Agreement, within three Business Days after the discovery of such Preference Right and/or Transfer Requirement, Seller shall initiate all procedures which are reasonably required to comply with or obtain the waiver of all such Preference Rights and Transfer Requirements with respect to the transactions contemplated by this Agreement.  Seller shall use its commercially reasonable efforts to obtain all applicable consents and to obtain waivers of applicable Preference Rights; provided, however, Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b)If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Seller receives written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of the Preference Property.

(c)If

(i)

a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right;

(ii)

an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination, the right of the counterparty to terminate, or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date; or

(iii)

the holder of a Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired;

then, unless otherwise agreed by Seller and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Retained Asset pursuant to Section 7.7(b).  Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement and Seller obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section 7.7(c) (or if multiple Assets are Retained Assets, on a date mutually agreed to by the parties in order to consolidate, to the extent reasonably possible, the number of Closings).  At the delayed Closing, Purchaser shall pay Seller a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section 7.7 within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then such Retained Asset shall be eliminated from the Assets and shall become an Excluded Asset, unless Seller and Purchaser agree to proceed with a closing on such Retained Asset, in which case Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify the Seller Indemnified Persons for all Losses) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained Asset(s).

Section 7.8Tax Matters

.

(a)Asset Taxes.

(i)

Purchaser shall be allocated and bear all Asset Taxes attributable to any Tax period (or portion thereof) beginning at or after the Effective Time, and Seller shall be allocated and bear all Asset Taxes attributable to any Tax period (or portion thereof) ending before the Effective Time.

(ii)

For purposes of determining the allocations described in Section 7.8(a)(i), (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (C), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle

Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.  For purposes of clause (C) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(iii)

To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.2 or Section 9.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 9.4, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 7.8(a).

(b)Tax Returns.  Seller shall handle payment to the appropriate Governmental Body of all Asset Taxes which are required to be paid on or prior to the Closing Date (and shall file all Tax Returns with respect to such Taxes).  Except as otherwise provided in the Transition Services Agreement, Purchaser shall (i) pay all Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Body any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, and (ii) provide a copy of each such Tax Return to Seller reasonably in advance of the due date for filing such Tax Return for Seller’s review and approval, which shall not be unreasonably withheld.  The Parties agree that (x) this Section 7.8(b) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (y) nothing in this Section 7.8(b) shall be interpreted as altering the manner in which such Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by a Party of its obligations under this Section 7.8(b), which shall be borne by such Party).

(c)Cooperation.  Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other Proceeding with respect to Taxes relating to the Assets.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each of Purchaser and Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each party shall allow the other party the option of taking possession of such books and records prior to their disposal.

(d)Purchase Price Allocation.  The Adjusted Purchase Price (plus any other amounts properly treated as consideration under the Code), shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”).  The first draft of the Allocation shall be delivered by Purchaser to Seller within thirty days after delivery of the Final Settlement Statement, for Seller’s review and comment.  As soon as reasonably practicable but not later than the 30th day following receipt of Purchaser’s draft of the Allocation hereunder, Seller shall deliver to Purchaser a written report containing any changes that Seller proposes be made to such Allocation. Seller and Purchaser shall work in good faith to resolve any disputes relating to the Allocation within thirty days.  If Seller and Purchaser are unable to resolve any such dispute, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to Purchaser and Seller, the costs of which shall be borne by Seller and Purchaser equally.  If the Adjusted Purchase Price is adjusted pursuant to this Agreement, the Allocation shall be adjusted as mutually agreed by Purchaser and Seller.  Purchaser and Seller shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Allocation.  Neither Purchaser nor Seller shall take any Tax position inconsistent with such Allocation; provided, however, that nothing contained herein shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the Allocation, and neither Purchaser nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body challenging such Allocation.  Each of Purchaser and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(e)Notice of Audits.  Seller shall promptly notify Purchaser in writing upon receipt by Seller, from and after the date hereof and until the Closing, of notice of any pending or threatened Asset Tax audits or assessments that reasonably may be expected to give rise to a Lien on the Assets.

(f)Tax Treatment.  Any payments made to any Party pursuant to Article 11 shall constitute an adjustment of the Purchase Price for U.S. federal and applicable state income Tax purposes and shall be treated as such by Purchaser and Seller on their Tax Returns to the extent permitted by Laws.

Section 7.9Further Assurances

.

After the Closing, Seller and Purchaser shall, and shall cause their Affiliates to, execute, acknowledge and deliver all such further conveyances, transfer orders, division orders, notices assumptions, releases and acquittances, and such other instruments, and shall take such further actions as may be necessary or appropriate to assure fully to Purchaser or Seller (including their successors and assigns) as the case may be, that the transactions described in this Agreement shall be completed and that all of the Properties intended to be conveyed under the terms of this Agreement are so conveyed, including such Properties that are improperly described herein or inadvertently omitted from this Agreement and/or the Conveyance (including the Exhibits attached to each) and to assure fully that Purchaser has assumed the liabilities and obligations intended to be assumed by Purchaser pursuant to this Agreement.

Section 7.10Transition Services Agreement

.  From and after the Execution Date, Seller and Purchaser shall negotiate in good faith and use their commercially reasonable efforts to agree to the form of the Transition Services Agreement as soon as reasonably practicable, but in any event prior to the Closing, which agreement shall be based on the Transition Services Agreement Term Sheet attached hereto as Exhibit C.

Article 8
CONDITIONS TO CLOSING

Section 8.1Conditions of Seller to Closing

.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or waiver by Seller on or prior to Closing of each of the following conditions:

(a)Representations.  The representations and warranties of Purchaser set forth in Article 6 (a) that are qualified by materiality qualifiers shall be true and correct in all respects (such qualifiers in their terms shall be applicable for purposes of this Section 8.1(a)), and (b) that are not qualified by materiality qualifiers shall be true and correct in all material respects, in each case, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b)Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

(c)Proceedings.  No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets, and the Assets subject to such Proceedings shall be treated in accordance with Section 7.7.

(d)Deliveries.  Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Purchaser under Section 9.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.3.

(e)Environmental; Title; Casualty Loss.  The aggregate Environmental Defect Amounts of Environmental Defects, Title Defect Amounts of Title Defects and Casualty Losses that are uncured or unresolved as of the Closing Date and the aggregate Allocated Values of all Retained Assets do not collectively exceed twenty percent (20%) of the Purchase Price.

Section 8.2Conditions of Purchaser to Closing

.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction or waiver by Purchaser on or prior to Closing of each of the following conditions:

(a)Representations.  The representations and warranties of Seller set forth in Article 5 shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing Date as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

(b)Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

(c)Proceedings.  No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets, and the Assets subject to such Proceedings shall be treated in accordance with Section 7.7.

(d)Deliveries.  Seller shall have delivered (or be ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Seller under Section 9.2.

(e)Environmental; Title; Casualty Loss.  The aggregate Environmental Defect Amounts of Environmental Defects, Title Defect Amounts of Title Defects and Casualty Losses that are uncured or unresolved as of the Closing Date and the aggregate Allocated Values of all Preference Properties and Retained Assets do not collectively exceed twenty percent (20%) of the Purchase Price.

Article 9
CLOSING

Section 9.1Time and Place of Closing

.

(a)Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 10, and subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the “Closing”)), the Closing shall take place at 10:00 a.m., local time, on February 28, 2018 (the “Target Closing Date”), at the offices of Seller, 1331 Lamar St. Suite 650, Houston, TX 77010 unless another date, time or place is mutually agreed to in writing by Purchaser and Seller.  If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article 8 are not satisfied or waived at the time the Closing is to occur pursuant to this Section 9.1(a), then the Closing shall occur on a date that is the third Business Day after the satisfaction or waiver of all such conditions.

(b)The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2Obligations of Seller at Closing

.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, or perform or cause to be performed, the following:

(a)the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b)letters-in-lieu of transfer orders covering the Assets, duly executed by Seller;

(c)a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(d)evidence that releases in form and substance reasonably acceptable to Purchaser from Seller’s lenders have been obtained relating to all mortgages and UCC filings regarding the Assets;

(e)a certificate of non-foreign status of Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(f)the Transition Services Agreement, duly executed by Seller; and

(g)the change of operator forms referenced in Section 7.4(c) to be executed by Seller and Purchaser and which shall be filed by Seller pursuant to Section 7.4(c) after Closing.

Section 9.3Obligations of Purchaser at Closing

.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, or perform or caused to be performed, the following:

(a)a wire transfer in an amount equal to the Closing Payment, in same-day funds;

(b)the Conveyance, duly executed by Purchaser;

(c)letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

(d)a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(e)the Transition Services Agreement, duly executed by Purchaser;

(f)Purchaser shall instruct Escrow Agent to pay the Deposit to Seller less the Defect Escrow Amount; provided in the event that the Defect Escrow Amount equals or exceeds the amount of the Deposit, then the Deposit shall remain in the Escrow Account; and

(g)in the event that the Defect Escrow Amount exceeds the amount of the Deposit, Purchaser shall deliver, by direct bank or wire transfer in same day funds, to the Escrow Agent the Defect Escrow Amount less the amount of the Deposit.

Section 9.4Closing Adjustments

.

(a)Not later than February 26, 2018, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a good faith preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.2 and other adjustments set forth in this Agreement including for Transfer Taxes.  The estimate delivered in accordance with this Section 9.4(a) minus the Deposit shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).  Until one (1) Business Day before the Closing Date, Purchaser shall have the opportunity to review and discuss the preliminary settlement statement with Seller; provided, however, Seller shall not be required to make any change thereto prior to Closing to which Seller does not agree.

(b)As soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (such final Purchase Price, the “Final Purchase Price” and such statement, the “Final Settlement Statement”).  Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item.  Seller shall afford Purchaser and its representatives the opportunity to review such Final Settlement Statement and the supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Purchaser’s review of such Final Settlement Statement.  Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto.  As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s Final Settlement Statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such Final Settlement Statement.  Seller and Purchaser shall undertake to agree on the Final Settlement Statement no later than one hundred fifty (150) days after the Closing Date (the “Final Settlement Date”).  In the event that Seller and Purchaser cannot reach agreement by the Final Settlement Date, either party may refer the remaining matters in dispute to Grant Thornton LLP, or such other nationally-recognized independent accounting firm as may be mutually accepted by Purchaser and Seller, for review and final determination (the “Agreed Accounting Firm”).  Each party shall summarize its position with regard to the remaining matters in dispute in a written document of twenty-five pages or less and submit such summaries to the Agreed Accounting Firm, together with any other documentation such party may desire to submit.  Within fifteen (15) Business Days after receiving the parties’ respective submissions, the Agreed Accounting Firm shall render in writing a decision choosing either Seller’s position or Purchaser’s position or a position in between those (but in no event higher or lower than the amounts proposed in the post-Closing statements exchanged between the parties, as described earlier in this subsection) based on the materials described above.  The Agreed Accounting Firm may not award damages or penalties to either party.  Any decision rendered by the Agreed Accounting Firm pursuant hereto shall, without limiting Section 7.8(a)(iii), be final, conclusive and binding on Seller and Purchaser and will be enforceable against any of the parties in any court of competent jurisdiction.  The fees of the Agreed Accounting Firm shall be borne and paid one-half by Sellers and one-half by Purchaser.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Within ten (10) Business Days after the date on which the parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable.  Any post-Closing payment pursuant to this Section 9.4(b) shall bear interest at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date of such payment.  Any Defect Escrow Amount not released pursuant to Section 3.4(c)(iii) shall be released to the Party entitled to such amount upon final resolution of such unresolved dispute.

(c)All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account, designated by Seller to Purchaser in writing at least one (1) Business Day prior to the Closing Date, for the credit of Seller.  All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

(d)Notwithstanding anything in this Section 9.4 to the contrary, subject to matters for which a Party has an indemnity obligation pursuant to Article 11, there shall be no adjustment for, or obligation to pay, any Property Costs between the Parties following the date that is three years after the Closing Date (the “Cut-off Date”).

Section 9.5Transition Services Agreement

.

Notwithstanding anything to the contrary herein, in the event the Parties have not agreed the final form of the Transition Services Agreement prior to the Closing, from and after Closing, Seller shall nonetheless perform the services described in Exhibit C in accordance with the terms thereof.  The Parties agree that (a) the terms of this Section 9.5 are being relied upon by Purchaser as a basis for executing the Agreement, (b) Exhibit C contains all of the material terms necessary for the Parties to agree upon regarding the conduct of the transition services from and after Closing, and (c) Exhibit C shall be deemed to be a valid and fully enforceable contact from and after Closing.  Nothing in this Section 9.5 shall be deemed to relieve a Party for a breach of any of its obligations pursuant to Section 7.10.

Section 9.6Certain Seller Employees and Contractors

.

Within five Business Days after the Execution Date, Seller shall provide Purchaser a list in writing of all current field employees and field contractors of Seller and its Affiliates that, in the twelve months prior to the Execution Date reported to or were located at the WEHLU Field Office (as described on Schedule 1.2(i)).  Seller shall provide Purchaser reasonable access to such employees and contractors for the purposes of interviewing and making offers of employment and/or contracts to those employees and contractors that Purchaser desires to hire, and Seller agrees that it shall not obstruct or delay Purchaser’s efforts to interview, make offers or hire any such employees or contractors that Seller desires to hire.  Notwithstanding anything to the contrary in any agreement between Purchaser or its Affiliates on one hand and Seller or its Affiliates on the other hand, Purchaser shall not be subject to any non-solicitation covenant with respect to any such employees or contractors.

Article 10
TERMINATION

Section 10.1Termination

.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)by mutual written consent of Seller and Purchaser;

(b)by either Seller or Purchaser, if:

(i)

the Closing shall not have occurred on or before March 16, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available (A) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (B) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(ii)

there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non-appealable;

(c)by Seller, if any of its conditions to Closing set forth in Section 8.1(a), Section 8.1(b) or Section 8.1(d) have not been met by the Termination Date and Seller is nonetheless ready, willing and able to perform its obligations under Section 9.2, all of the conditions in Section 8.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied, and Purchaser refuses to proceed to Closing;

(d)by Purchaser, if any of its conditions to Closing set forth in Section 8.2(a), Section 8.2(b) or Section 8.2(d) have not been met by the Termination Date and Purchaser is nonetheless ready, willing and able to perform its obligations under Section 9.3, all of the conditions in Section 8.1 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied and Seller refuses to proceed to Closing;

(e)by either Party, in its sole discretion, if the Escrow Agreement is not executed and delivered by Seller, Purchaser and Escrow Agent on or before January 31, 2018; provided that in order to terminate pursuant to this Section 10.1(e), such Party seeking termination shall be willing, ready, and able to execute and deliver the Escrow Agreement, if applicable; or

(f)by Seller, in its sole discretion, if Purchaser has failed to deposit the entirety of the Deposit on or before the later to occur of January 29, 2018 and the date that is one Business Day after the Escrow Agreement is executed and delivered by Seller, Purchaser and Escrow Agent pursuant to Section 2.1(b).

Section 10.2Effect of Termination

.

If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect and the parties shall have no liability or obligation hereunder (except for the provisions of Section 4.4, Section 5.6, Section 6.5, Section 7.5, Section 11.9 and Section 11.10 of this Agreement and this Article 10, the Section entitled “Definitions,” and Article 12 (other than Section 12.6), all of which shall continue in full force and effect).  Notwithstanding the foregoing, nothing contained in this Section 10.2 shall relieve any party from liability for Losses resulting from its breach of this Agreement.  If Seller terminates this Agreement pursuant to Section 10.1(c), then the Parties shall instruct the Escrow Agent to pay the Deposit to Seller as its sole and exclusive remedy.  If Purchaser terminates this Agreement pursuant to Section 10.1(d), then the Parties shall instruct the Escrow Agent to pay the Deposit to Purchaser and Purchaser shall be entitled to seek actual damages suffered by Purchaser resulting therefrom as Purchaser’s sole and exclusive remedy, or in lieu of terminating this Agreement, Purchaser shall be entitled to seek specific performance by Seller, provided that nothing herein shall preclude Purchaser from first seeking specific performance and subsequently terminating this Agreement and seeking actual damages.  If Seller terminates this Agreement pursuant to Section 10.1(f), then Seller shall be entitled to seek actual damages suffered by Seller resulting therefrom.  Seller specifically waives any right to specific performance in the event of such termination and acknowledges and agrees that the exact damages resulting from the termination of this Agreement are difficult to ascertain and that the amount of the Deposit constitutes a reasonable estimate of such damages to Seller.  If this Agreement is terminated for any other reason other than in accordance with the previous three sentences, then the Parties shall instruct the Escrow Agent to return the Deposit (without interest) to Purchaser within five (5) Business Days of such termination, and neither party shall have any further rights, remedies or obligations hereunder, except as expressly provided in this Section 10.2.

Article 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1Receipts

.

Except as otherwise provided in this Agreement, any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Seller.

Section 11.2Expenses

.

Except as otherwise provided in this Agreement, until the Cut-Off Date, any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 1.4 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, of if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.  Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Seller is wholly responsible and Purchaser is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Purchaser is in whole or in part responsible; provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable without the prior written consent of Seller, such consent not to be unreasonably withheld. Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Seller is responsible.

Section 11.3Assumed Seller Obligations

.

Subject to the indemnification by Seller under Section 11.5, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to (a) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (b) pay working interests, royalties, overriding royalties and other interests held in suspense (it being agreed that, notwithstanding anything in this Agreement to the contrary, Purchaser shall be solely responsible for the distribution of all suspended funds included in the Assets and transferred to Purchaser through Purchase Price adjustment hereto), (c) properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (d) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (e) dismantle, salvage and remove any equipment, structures, materials, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (f) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and related contracts, or as required by applicable Laws, and (h) collect any Carried Drilling Accounts Receivable transferred to Purchaser (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that the Assumed Seller Obligations shall not include, and Purchaser shall have no obligation to assume and Seller is obligated to indemnify the Purchaser under Section 11.5(c), as may be limited by Section 11.4, for the following obligations or liabilities of Seller without duplication (the following excluded obligations and liabilities, the “Excluded Seller Obligations”):

(i)	attributable to or arising out of the Excluded Assets;
(ii)	the continuing responsibility of Seller under Section 11.1;
(iii)	except as set forth in Section 11.3(b), Property Costs for which Seller is responsible pursuant to Section 1.4(b) and Section 11.2;
(iv)	Retained Employee Liabilities;
(v)	any injury, death, casualty, tortuous action or inaction occurring on or attributable to the Assets prior to the Effective Time;
(vi)

(A) Asset Taxes allocated to Seller under Section 7.8(a) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (x) the adjustment to the Purchase Price made pursuant to Section 2.2 or Section 9.4, as applicable, and (y) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 7.8(a)(iii)), (B) Income Taxes imposed by any applicable Law on Seller, any of its direct or indirect Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, and (C) any Taxes imposed on or with respect to the acquisition, ownership or operation of the Excluded Assets;

(vii)	liabilities associated with the litigation set forth on Schedule 5.7(a);
(viii)

disposal or transportation of any Hazardous Materials from the Assets attributable to the period of time prior to the Closing Date to any location not on the Assets in violation of Environmental Law; or

(ix)

the timely and accurate payment in full of all proceeds from production owed to working interest, royalty, overriding royalty and other interest owners of the Assets, and attributable to the period of time prior to the Closing Date, including any mispayments or allegations of mispayments of such proceeds attributable to the period of time prior to the Closing Date; or

(x)

the gross negligence or willful misconduct of Seller or any of its Affiliates in connection with its use, ownership or operations, prior to the Closing Date, of the Assets in its capacity as operator thereof, except that Excluded Seller Obligations shall not include any such matters that could have been claimed as Environmental Defects hereunder.

Section 11.4Survival and Limitations.

.

(a)The representations and warranties contained in Article 5 (other than the Fundamental Representations) and Article 6 (other than the Fundamental Representations) shall terminate ten (10) months after Closing.  The representations and warranties contained in Section 5.3, Section 5.4, Section 5.6, Section 5.8, Section 6.2, Section 6.3, Section 6.5, Section 6.7, Section 6.8, and Section 6.11 (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations period, plus 30 days.  Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement.  The covenants and other agreements of Seller and Purchaser set forth in this Agreement shall survive the Closing Date until fully performed.  Notwithstanding the foregoing, the covenants and agreements in Section 7.8 and Section 12.3 shall survive until the expiration of the applicable statute of limitations period, plus 30 days.

(b)The indemnities set forth in Section 11.5(a), Section 11.5(b), Section 11.6(a), and Section 11.6(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification.  Seller’s indemnities set forth in Section 11.5(c) to the extent relating to (A) subsections (i), (iv), and (vii) of Section 11.3 shall survive indefinitely, (B) subsections (ii), (iii), (v), (viii), (ix), and (x) of Section 11.3 shall survive until the Cut-Off Date, and (C) subsection (vi) of Section 11.3 shall survive until the expiration of the applicable statute of limitations, plus 30 days.  Purchaser’s indemnity set forth in Section 4.4 and Section 11.6 shall survive the Closing without time limit.  No party hereto shall have any indemnification obligation pursuant to this Article 11 or otherwise in respect of any representation, warranty, covenant or agreement unless it shall have received from the party seeking indemnification a written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty, covenant or agreement is being sought on or before the expiration of the applicable survival period set forth in Section 11.4(a).  If an Indemnified Party delivers a Claim Notice to an Indemnifying Party before the expiration of the applicable survival period set forth in Section 11.4(a), then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice.  A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

(c)Neither Seller nor Purchaser shall have any liability for any indemnification under this Agreement pursuant to Section 11.5(a) or Section 11.6(a), until and unless (i) the amount of the liability for any individual claim or series of claims arising out of the same or similar set of facts, for which a Claim Notice is delivered by Purchaser or Seller, as applicable, exceeds $75,000  (“Individual Indemnity Threshold”), and (ii) the aggregate amount of the liabilities for all claims (with claim amounts exceeding the Individual Indemnity Threshold) for which Claim Notices are delivered by Purchaser or Seller, as applicable, exceeds one percent (1%) of the Purchase Price, and then only to the extent such damages exceed one percent (1%) of the Purchase Price (the “Aggregate Indemnity Deductible”); provided that, the foregoing limitation shall have no application to breaches of Fundamental Representations.

(d)Without duplication, (i) neither party shall be required to indemnify the Seller Indemnified Parties, or Purchaser Indemnified Parties, as applicable, or otherwise be liable, for breaching any representations or warranties (other than breaches of the Fundamental Representations and the special warranty of title in the Conveyance) under this Agreement, for aggregate damages in excess of an amount equal to twenty percent (20%) of the Purchase Price; (ii) Seller shall not be required to indemnify the Purchaser Indemnified Parties, or otherwise be liable, for breaching any Fundamental Representations and the special warranty of title in the Conveyance, for aggregate damages in excess of an amount equal to the Purchase Price. (iii) Seller shall not be required to indemnify the Purchaser Indemnified Parties, or otherwise be liable for matters described, under Section 11.5(b) or Section 11.5(c) (to the extent relating to the Excluded Seller Obligations described in sub-sections (ii) and/or (iii) of Section 11.3) for aggregate damages in excess of an amount equal to fifty percent (50%) of the Purchase Price; except for Losses to the extent actually resulting from Seller’s gross negligence or willful misconduct, in which event, for aggregate damages in excess of an amount equal to the Purchase Price.

(e)For purposes of this Article 11 only, “material”, “materiality”, “all material respects” or “Material Adverse Effect” or similar qualifiers contained in the representations and warranties in Article 5 and Article 6 and which are subject to indemnification shall be disregarded for purposes of determining the Individual Indemnity Threshold and the Aggregate Indemnity Deductible.

(f)Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Section 4.4, Section 11.5, and Section 11.6, the special warranty set forth in the Conveyance (as limited therein), and the covenants that are to be performed after Closing by the express terms thereof contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement.  Seller and Purchaser acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation or warranty contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  As the payment of money shall be adequate compensation, following Closing,

Purchaser and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

(g)Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Purchaser under Section 11.5(a) for any Asset Tax (or portion thereof) allocable to Purchaser under Section 7.8(a) as a result of a breach by Seller of any representation or warranty set forth in Section 5.8, except to the extent the amount of such Asset Tax (or portion thereof) exceeds the amount that would have been due absent such breach.

Section 11.5Indemnification by Seller

.

Subject to the terms, conditions, and limitations of this Article 11, from and after the Closing, Seller shall jointly and severally indemnify, defend and hold harmless Purchaser and its directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and Affiliates and the successors and permitted assigns of this Agreement of Purchaser (collectively, the “Purchaser Indemnified Persons”) from and against any and all Losses asserted against, resulting from, imposed upon, or Incurred or suffered by any Purchaser Indemnified Person to the extent resulting from, arising out of or relating to, without duplication:

(a)any breach of any representation or warranty of Seller contained in this Agreement or in any certificate furnished by or on behalf of Seller in connection with this Agreement REGARDLESS OF FAULT;

(b)any breach or nonfulfillment of or failure to perform any covenant or agreement of Seller contained in this Agreement REGARDLESS OF FAULT or in any certificate furnished by or on behalf of Seller in connection with this Agreement; and

(c)any Excluded Seller Obligations REGARDLESS OF FAULT (which related indemnity obligations shall not be subject to the deductibles and limitations in Section 11.4).

Section 11.6Indemnification by Purchaser

.

From and after the Closing, subject to the terms and conditions of this Article 11, Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, agents, consultants, stockholders, advisors and other representatives (including legal counsel, accountants and financial advisors), and Seller’s successors, permitted assigns of this Agreement and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Losses, asserted against, resulting from, imposed upon, or Incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to, without duplication:

(a)any breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement REGARDLESS OF FAULT;

(b)any breach or nonfulfillment of or failure to perform any covenant or agreement of Purchaser contained in this Agreement REGARDLESS OF FAULT or any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement;

(c)the ownership, use or operation of the Assets after the Effective Time, REGARDLESS OF FAULT;

(d)the Assumed Seller Obligations REGARDLESS OF FAULT; and

(e)Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF THE TIME OF OCCURRENCE AND REGARDLESS OF FAULT,

but excepting, in the case of each of clauses (c) and (d) above, Losses with respect to which Seller is required to indemnify Purchaser and the other Purchaser Indemnified Persons pursuant to Section 11.5 and in the case of clause (e), Losses with respect to which Seller is required to indemnify Purchaser and the other Purchaser Indemnified Persons pursuant to (i) Section 11.5(a) (solely with respect to any breaches of Section 5.7, Section 5.12, Section 5.22, and Section 5.23) (ii) Section 11.5(b) and (iii) Section 11.5(c) (solely with respect to subsection (viii) of Section 11.3).

(f)The indemnity obligations in Section 11.6(c), (d), and (e) shall not be subject to the deductibles and limitations in Section 11.4,

Section 11.7Indemnification Proceedings

.

(a)In the event that any claim or demand for which Seller or Purchaser (such Person, an “Indemnifying Party”) may be liable to a Purchaser Indemnified Person under Section 11.5 or to a Seller Indemnified Person under Section 11.6 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party (a “Third Party Claim,”) the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby.  The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 11.7, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.  The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner.  If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim).  If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).  If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party, shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party.  The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained knowledge of the Loss giving rise to indemnification hereunder.  The failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.

Section 11.8Release

.

EXCEPT WITH RESPECT TO POST-CLOSING REMEDIATION AGREED TO PURSUANT TO SECTION 4.3 AND, SUBJECT TO THE LIMITATIONS CONTAINED IN SECTION 11.4, ANY CLAIM FOR BREACH OF THE REPRESENTATION CONTAINED IN SECTION 5.23 AND THE CORRESPONDING REPRESENTATION IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), PURCHASER HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING DIRECTLY OR INDIRECTLY TO THE CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER CERCLA, REGARDLESS OF FAULT.

Section 11.9Disclaimers

.

(a)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), OR IN THE CONVEYANCE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR

MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR ANY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)EXCEPT AS SET FORTH IN ARTICLE 5 AND IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.10Waiver of Trade Practices Acts

.

(a)It is the intention of the parties that Purchaser’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”).  As such, Purchaser hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes.  Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b)Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA.  Purchaser further recognizes that Seller, in determining to proceed with the entering into this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

(c)In addition to the foregoing, and in order to ensure compliance with Texas’ DTPA Section 17.42(c), Purchaser waives all rights it may possess, if any, under the DTPA with the following certification:

WAIVER OF RIGHTS

PURCHASER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER.

Section 11.11Recording

.

As soon as practicable after Closing, Purchaser shall record the Conveyance in the appropriate counties where the Properties are located and provide Seller with copies of all recorded or approved instruments.  The Conveyance in the form attached as Exhibit B is intended to convey all of the Properties being conveyed pursuant to this Agreement.  Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyance and also are described and covered under separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements.  The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance attached as Exhibit B.  Further, such assignments shall be deemed to contain all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.

Article 12
MISCELLANEOUS

Section 12.1Counterparts

.

This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2Notice

.

All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission

(provided any such facsimile transmission is confirmed by written confirmation), or sent by electronic mail (“email”) transmission (provided that the acknowledgement of the receipt of such email is requested and received, including automatic receipts) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:Gastar Exploration Inc.

1331 Lamar St., Suite 650

Houston, Texas 77010

Attention: Henry J. Hansen

Telephone: 713-739-0443

Email: hhansen@gastar.com

If to Purchaser:Revolution Resources, LLC

c/o Mountain Capital Partners, LP

811 Louisiana Street, Suite 2550

Houston, TX 77002

Attention: Kara Goodloe

Telephone: 713-357-9663

Email: kara@mountainlp.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile or email transmission during normal business hours on a Business Day (or if delivered or transmitted after 5:00 p.m. Central Time on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after 5:00 p.m. Central Time on a Business Day or on a day other than a Business Day, then on the next Business Day).  Either Party may change their contact information for notice by giving written notice to the other Party in the manner provided in this Section 12.2.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.3Sales or Use Tax Recording Fees and Similar Taxes and Fees

.

Purchaser shall bear any sales, use, excise, real property transfer, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees imposed upon, or with respect to, the transactions contemplated by this Agreement (collectively “Transfer Taxes”).  Purchaser and Seller shall use commercially reasonable efforts to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes, including by obtaining any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

Section 12.4Expenses

.

Except as otherwise expressly provided in Section 12.3 or elsewhere in this Agreement, (a) all expenses Incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and (b) all such expenses Incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5Change of Name

.

As promptly as practicable, but in any case within sixty (60) days after the Closing Date, Purchaser shall eliminate the name of Seller and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6Replacement of Bonds, Letters of Credit and Guarantees

.

The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller or any of its Affiliates with Governmental Bodies and relating to the Assets may be transferable to Purchaser.  Such bonds, letters of credit and guarantees are set forth on Schedule 5.25.  Prior to Closing, Purchaser shall have obtained, or caused to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or any of its Affiliates or to consummate the transactions contemplated by this Agreement.

Section 12.7Governing Law and Venue

.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.  EACH OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN HOUSTON, TEXAS (OR IF THE FEDERAL DISTRICT COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS IN HOUSTON, TEXAS) FOR ANY ACTION, SUIT, CLAIM, DISPUTE OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS EXECUTED PURSUANT TO THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  ALL SUCH ACTIONS, SUITS, CLAIMS, DISPUTES OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS EXECUTED PURSUANT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN THE UNITED STATES FEDERAL DISTRICT COURTS HAVING SITES IN HOUSTON, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) OR, IF THE FEDERAL COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS IN HOUSTON, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION

THEREOVER).  EACH PARTY WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION, SUIT OR PROCEEDING IN SUCH COURTS AND WAIVES ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER SUCH PARTY.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, CLAIM, DISPUTE OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

Section 12.8Captions

.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9Waivers

.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.10Assignment

.

No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party, which consent may be withheld in the sole discretion of the non-assigning Party, except Purchaser may assign its rights and obligations under this Agreement to an Affiliate of Purchaser prior to the Closing; provided that no such assignment shall relieve Purchaser of its obligations under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.11Entire Agreement

.

The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 12.12Amendment

.

(a)This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto.

(b)No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.13No Third-Party Beneficiaries

.

Nothing in this Agreement shall entitle any Person other than Purchaser or Seller to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Purchaser Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of an Seller Indemnified Person or an Purchaser Indemnified Person must be made and administered by a party to this Agreement).

Section 12.14References

.

In this Agreement:

(a)References to any gender includes a reference to all other genders;

(b)References to the singular includes the plural, and vice versa;

(c)Reference to any Article or Section means an Article or Section of this Agreement;

(d)Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)“Include” and “including” shall mean include or including without limiting the generality of the description preceding such term; and

(g)Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the Definitions section hereof.

Section 12.15Construction

.

Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.  Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 12.16Conspicuousness

.

The parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.17Severability

.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.

Section 12.18Time of Essence

.

Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.19Limitation on Damages

.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NONE OF THE PURCHASER INDEMNIFIED PERSONS NOR THE SELLER INDEMNIFIED PERSONS SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY OR SUCH OTHER PARTY’S AFFILIATES ANY INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, SPECULATIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS (OTHER THAN LOST PROFITS THAT ARE PROVEN TO BE DIRECT DAMAGES) OR LOSS OF BUSINESS OPPORTUNITY OF ANY KIND ARISING UNDER, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PERSON SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS' FEES INCURRED IN CONNECTION WITH THE DEFENSE OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS' FEES INCURRED IN CONNECTION WITH THE DEFENSE OF SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.  SUBJECT TO THE PRECEDING SENTENCE, AND NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EACH OF SELLER, ON BEHALF OF ITSELF AND THE SELLER INDEMNIFIED PERSONS, AND BUYER, ON BEHALF OF ITSELF AND THE PURCHASER INDEMNIFIED PERSONS, WAIVES ANY RIGHT TO RECOVER INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, SPECULATIVE, EXEMPLARY AND CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS (OTHER THAN LOST PROFITS THAT ARE PROVEN TO BE DIRECT DAMAGES) OR LOSS OF BUSINESS OPPORTUNITY, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:

GASTAR EXPLORATION INC.

By:/s/ Henry J. Hansen

Name: Henry J. Hansen

Title: Vice President, Land

Signature Page to Agreement of Sale and Purchase

PURCHASER:

REVOLUTION RESOURCES, LLC

By:/s/ Kara Goodloe

Name: Kara Goodloe

Title:   Senior Vice President, Finance and Administration

Signature Page to Agreement of Sale and Purchase